Exhibit (n)(2)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form N-2) of Clarion Partners Real Estate Income Fund Inc. of our report dated February 15, 2023 with respect to the consolidated financial statements of Mosaic at Largo JV LLC included in the Certified Shareholder Report of Registered Management Investment Companies (Form N-CSR) of Clarion Partners Real Estate Income Fund Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Baker Tilly US, LLP

Chicago, Illinois

April 27, 2023

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.